Exhibit 99(a)



                             SUBSCRIPTION AGREEMENT

                                     BETWEEN

                              GULFWEST ENERGY INC.

                                       AND

                              OCM GW HOLDINGS, LLC



                          DATED AS OF FEBRUARY 28, 2005


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                                TABLE OF CONTENTS
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
ARTICLE I. THE PREFERRED SHARES...................................................................................1

Section 1.01               Issuance, Sale and Delivery of the Shares to the Purchaser.............................1
Section 1.02               Closing................................................................................1

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................1

Section 2.01               Organization, Qualifications and Corporate Power.......................................1
Section 2.02               Authorization; No Conflict; No Violation...............................................2
Section 2.03               Consents and Approvals.................................................................2
Section 2.04               Validity...............................................................................3
Section 2.05               Authorized Capital Stock...............................................................3
Section 2.06               Reports and Financial Statements.......................................................4
Section 2.07               Disclosure Controls and Procedures; Internal Controls..................................5
Section 2.08               No Undisclosed Liabilities.............................................................6
Section 2.09               Events Subsequent to the Audited Balance Sheet Date....................................6
Section 2.10               Litigation; Compliance with Law........................................................8
Section 2.11               Proprietary Information of Third Parties...............................................8
Section 2.12               Intellectual Property..................................................................9
Section 2.13               Real Property..........................................................................9
Section 2.14               Assets (other than Oil and Gas Properties).............................................9
Section 2.15               Insurance.............................................................................10
Section 2.16               Taxes.................................................................................10
Section 2.17               Agreements............................................................................11
Section 2.18               Loans and Advances....................................................................11
Section 2.19               Assumptions, Guaranties, Etc. of Indebtedness of Other Persons........................12
Section 2.20               Offering of the Securities............................................................12
Section 2.21               Brokers; Financial Advisors...........................................................12
Section 2.22               Transactions With Affiliates..........................................................12
Section 2.23               Employees.............................................................................13
Section 2.24               Environmental and Safety Laws.........................................................13
Section 2.25               Employee Benefits.....................................................................13
Section 2.26               Illegal or Unauthorized Payments; Political Contributions.............................14
Section 2.27               Pending Changes.......................................................................14
Section 2.28               Investment Company Act................................................................14
Section 2.29               Registration Rights...................................................................14
Section 2.30               Books and Records.....................................................................14
Section 2.31               Related Party Transactions............................................................15
Section 2.32               Disclosure............................................................................15
Section 2.33               Oil and Gas Properties................................................................15
Section 2.34               Marketing of Production...............................................................15
Section 2.35               Plugging and Abandonment Obligations..................................................16
Section 2.36               Reserve Reports.......................................................................16
Section 2.37               Construction..........................................................................16
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ARTICLE III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER..........................................16

Section 3.01               Representations and Warranties of the Purchaser.......................................16
Section 3.02               Certain Covenants of the Purchaser....................................................17

ARTICLE IV. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY.......................................18

Section 4.01               Conditions to the Purchaser's Obligations at the Closing..............................18
Section 4.02               Conditions to the Company's Obligations at the Closing................................21

ARTICLE V. COVENANTS OF THE COMPANY..............................................................................22

Section 5.01               Use of Proceeds.......................................................................22
Section 5.02               Indemnity.............................................................................22

ARTICLE VI. MISCELLANEOUS  ......................................................................................23

Section 6.01               Expenses..............................................................................23
Section 6.02               Survival of Agreements................................................................24
Section 6.03               Brokerage.............................................................................24
Section 6.04               Parties in Interest...................................................................24
Section 6.05               Specific Performance..................................................................24
Section 6.06               Further Assurances....................................................................25
Section 6.07               Arbitration...........................................................................25
Section 6.08               Notices...............................................................................26
Section 6.09               Governing Law.........................................................................27
Section 6.10               Entire Agreement......................................................................27
Section 6.11               Counterparts..........................................................................27
Section 6.12               Amendments and Waivers................................................................27
Section 6.13               Successors and Assigns................................................................27
Section 6.14               Severability..........................................................................28
Section 6.15               Titles and Subtitles..................................................................28
Section 6.16               Adjustments for Stock Splits, Etc.....................................................28
Section 6.17               Aggregation of Stock..................................................................28
Section 6.18               Construction..........................................................................28
Section 6.19               Remedies..............................................................................28
Section 6.20               Certain Defined Terms.................................................................29
Section 6.21               Incorporation of Exhibits, Annexes and Schedules......................................31
Section 6.22               Assignment............................................................................31
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INDEX TO SCHEDULES
------------------

SCHEDULE 2.02              Certificate of Incorporation
SCHEDULE 2.05              Authorized Capital Stock
SCHEDULE 2.09              8-K
SCHEDULE 2.10              Litigation
SCHEDULE 2.12              Intellectual Property
SCHEDULE 2.15              Insurance Policies
SCHEDULE 2.16              Taxes
SCHEDULE 2.17              Agreements
SCHEDULE 2.22              Transactions with Affiliates
SCHEDULE 2.23              Employees
SCHEDULE 2.25              Employee Benefits
SCHEDULE 2.29              Registration Rights
SCHEDULE 2.32              Oil and Gas Properties
SCHEDULE 2.33              Marketing of Production
SCHEDULE 2.36              Reserve Reports
SCHEDULE 5.01              Use of Proceeds
SCHEDULE 6.20              Permitted Liens


INDEX TO EXHIBITS
-----------------

EXHIBIT A                  G Statement
EXHIBIT B                  H Statement
EXHIBIT C                  Form of Opinion Letter
EXHIBIT D                  Form of Shareholders Rights Agreement
EXHIBIT E                  Form of Director Indemnity Agreement
EXHIBIT F                  Form of Irrevocable Proxy
EXHIBIT G                  Form of Share Transfer Restriction Agreement
EXHIBIT H                  Forms of Employment Agreement
EXHIBIT I                  Forms of Certificate of Amendment
EXHIBIT J                  Form of Joinder Agreement


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     This SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of February 28,
2005, is entered into between GulfWest Energy Inc., a Texas corporation (the "Company"), and OCM GW Holdings, LLC, a Delaware limited liability company ("Purchaser"). Certain capitalized terms used herein are defined in Section 6.20 of this Agreement.


                                    RECITALS

     WHEREAS, the Company wishes to issue and sell to the Purchaser 81,000 shares of the Company's authorized but unissued shares of Series G Preferred Stock, par value $.01 per share (the "G Shares");

     WHEREAS, the Purchaser desires to purchase the G Shares on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, the parties agree as follows:


                                   ARTICLE I.

                              THE PREFERRED SHARES

     Section 1.01 Issuance, Sale and Delivery of the Shares to the Purchaser. At the Closing (as defined in Section 1.02), on the terms and subject to the conditions of this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company 81,000 G Shares, for an aggregate of $40,500,000 (the "Purchase Price").

     Section 1.02 Closing. The Closing shall take place at the offices of Akin Gump Strauss Hauer & Feld LLP in Houston, Texas on the date hereof, or at such other location, date and time as may be agreed upon between the Company and the Purchaser (such closing being called the "Closing" and such date and time being called the "Closing Date"). At the Closing, the Company shall issue and deliver to Purchaser a stock certificate or certificates in definitive form, registered in the name of Purchaser, representing 81,000 G Shares. As payment in full for the G Shares being purchased by it under this Agreement, and against delivery of the stock certificate or certificates therefor as aforesaid, on the Closing Date, the Purchaser shall pay to the Company by wire transfer or by such other method as may be reasonably acceptable to the Company, immediately available funds in the amounts contemplated by Section 1.01.


                                  ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser that, as of the Closing:

     Section 2.01 Organization, Qualifications and Corporate Power.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. The Company has full corporate power and authority to own and hold its properties and to carry on its business as now conducted, to execute, deliver and perform each Transaction Document (other than obtaining shareholder consent with respect to the Merger), and to issue, sell and deliver the G Shares.

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     Section 2.02 Authorization; No Conflict; No Violation. Except as set forth in Schedule 2.02, the Company's: (a) execution and delivery of each Transaction Document (except for the Certificate of Incorporation) and performance of its obligations thereunder, (b) execution and filing of the Statement of Resolution for the G Shares, in the form of Exhibit A attached hereto (the "G Statement"),
(c) execution and filing of the Statement of Resolution for the Series H Preferred Stock (the "H Shares"), in the form of Exhibit B (the "H Statement"),
(d) issuance, sale and delivery of the H Shares and the shares of Class A Common Stock, par value $0.001 per share (the "Common Stock"), issuable upon conversion of the H Shares (the "H Conversion Shares" and, together with the H Shares, the "H Securities"), and (e) issuance, sale and delivery of the G Shares and the Common Stock issuable upon conversion of the G Shares (the "Conversion Shares" and together with the G Shares, the "Securities"), have been duly authorized by all requisite corporate action and will not (v) result in a violation of the Articles of Incorporation of the Company dated July 22, 1992, as amended by (A) the Certificate of Amendment of Articles of Incorporation of the Company dated September 11, 1992, (B) the Certificate of Amendment of Articles of Incorporation of the Company dated December 3, 1999 and (C) the Certificate of Amendment of Articles of Incorporation of the Company dated September 14, 2004 (as amended, the "Charter") or the Company's Bylaws (the "Bylaws"), (w) result in a violation of any applicable law, rule or regulation, or any order, injunction, judgment or decree of any court or other agency of government, (x) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Company or any of its properties or assets is bound, (y) result in the creation or imposition of any Lien upon the Company or any of the Company's properties or assets or (z) require any consent, approval, notification, waiver or other similar action from any third party. Except as set forth in Schedule 2.02, no provision of any Transaction Document violates, conflicts with, results in a breach of or constitutes (or, with due notice or lapse of time or both, would constitute) a default by any other party under any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Company is a party.

     Section 2.03 Consents and Approvals. Subject to the accuracy of the Purchaser's representations and warranties set forth in Article III, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality or any third party is or will be necessary for the Company's valid execution, delivery and performance of the Transaction Documents and the issuance, sale and delivery of the Securities and the H Securities, other than (a) those which have previously been obtained or made, (b) those which are required to be made under federal or state securities laws, which will be obtained or made, and will be effective within the time periods required by law and (c) obtaining the requisite shareholder approval with respect to the Merger.

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     Section 2.04 Validity. Each Transaction Document has been (or, with respect to the Certificate of Incorporation, will be) duly executed and delivered by the Company and constitutes (or, with respect to the Certificate of Incorporation, will constitute) the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.

     Section 2.05 Authorized Capital Stock.

     (a) The Company's authorized capital stock consists of 80,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") and is otherwise as is described on Schedule 2.05. Except as disclosed on Schedule 2.05, Seller has never had any Subsidiary and has never been a shareholder, partner, joint venturer or other equity owner of any other entity. Except as disclosed in the immediately following sentence and on Schedule 2.05, all the shares of capital stock of each Subsidiary of the Company are owned directly by the Company or a wholly owned Subsidiary of the Company. At the Closing all the capital stock of GulfWest Oil & Gas Company ("GulfWest Oil & Gas") is owned directly by the Company other than 9,950 issued and outstanding shares of Series A Cumulative Exchangeable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), of GulfWest Oil & Gas, 10,000 shares of which are authorized, validly issued, fully paid and nonassessable. The holders of subscriptions, warrants, options, convertible securities, and other rights (contingent or other) to purchase or otherwise acquire equity securities of the Company, and the number of shares of Common Stock and the number of such subscriptions, warrants, options, convertible securities, and other such rights held by each and the vesting schedule thereof are as set forth in the Schedule 2.05. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of the Company's authorized capital stock (including the Series A Preferred Stock) are as set forth in the Charter and Statements of Resolution for each class of Preferred Stock and the Series A Preferred Stock, as the case may be, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws. Except as set forth in the Schedule 2.05:
(i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset. Except as set forth in the Schedule 2.05, the Company has no obligation (contingent or other) to purchase, repurchase, redeem, retire or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except for the Company's Preferred Stock, the Series A Preferred Stock, the warrants and options described in Schedule 2.05 and the 2004 Stock Option and Compensation Plan and the Amended and Restated 1994 Stock Option and Compensation Plan (collectively, the "Stock Plan"), no stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities of the Company or rights to purchase equity securities of the Company provides for acceleration or other changes in the vesting provisions or other terms of such securities, as the result of any merger, sale of stock or assets, change in control or other similar transaction by the Company. Except for the Shareholders Rights Agreement or as set forth on Schedule 2.05, there are no voting trusts or agreements, shareholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or other similar rights or proxies relating to any of the Company's securities, or agreements relating to the issuance, sale, redemption, transfer or other disposition of the Company's securities. All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

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     (b) The G Shares have been duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable shares of the applicable sort and will be free and clear of all Liens, other than Liens that were created by Purchaser and restrictions on transfer imposed by the Transaction Documents, the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws. The issuance, sale and delivery of the G Shares is not subject to any preemptive right of the Company's shareholders or to any right of first refusal or other right in favor of any Person. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any of the Company's outstanding securities. Any Person with any right (other than Purchaser) to purchase securities of the Company, which would be triggered as a result of the transactions contemplated under this Agreement, has waived such rights.

     (c) The H Securities have been duly authorized and will be duly and validly issued, fully paid and nonassessable shares of the applicable sort and will be free and clear of all Liens, other than restrictions on transfer imposed by the Omnibus and Release Agreement (the "Omnibus Agreement") between Purchaser and holders of the H Shares, the Securities Act and applicable state securities laws. The issuance, sale and delivery of the H Shares is not subject to any preemptive right of the Company's shareholders or to any right of first refusal or other right in favor of any Person and will not result in any anti-dilution adjustment or other similar adjustment to any of the Company's outstanding securities.

     (d) The Conversion Shares, when issued in accordance with the G Statement, will have been duly authorized, duly and validly issued, fully paid and nonassessable shares of the applicable sort and will be free and clear of all Liens, other than Liens that were created by Purchaser and restrictions on transfer imposed by the Transaction Documents, the Securities Act and applicable state securities laws. The issuance, sale and delivery of the Conversion Shares is not subject to any preemptive right of the Company's shareholders or to any right of first refusal or other right in favor of any Person. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any of the Company's outstanding securities. Any Person with any right (other than Purchaser) to purchase securities of the Company, which would be triggered as a result of the transactions contemplated under this Agreement, has waived such rights.

     Section 2.06 Reports and Financial Statements. The Company has furnished or made available to Purchaser true and complete copies of all forms, reports, registration statements and other documents it has filed with the Securities and Exchange Commission (the "SEC") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for all periods subsequent to December 31, 2000, all in the form so filed (collectively the "Company SEC Documents"). Except for the Company's Form 10-Q for the quarter ended September 30, 2004, as of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and no Company SEC Document filed under the Exchange Act contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. No Company SEC Document filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time such Company SEC Documents became effective under the Securities Act. The Company's financial statements, including the notes thereto, included in the Company SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and present fairly the Company's consolidated financial position at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). Since the date of the most recent Company SEC Document, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP. No event since November 12, 2004 has occurred that requires the filing of a Current Report on Form 8-K (an "8-K") with the SEC for which an 8-K has not been so filed. Since January 1, 2002 the Company has timely filed all material reports, registration statements and other filings required by the SEC. As used in this Section, the term "file" or "filed" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.


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     Section 2.07 Disclosure Controls and Procedures; Internal Controls.

     (a) The Company is in the process of establishing and maintaining disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) that are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known on a timely basis to management and the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents, particularly during the periods in which the filings made by the Company with the SEC which it may make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act are being prepared.

     (b) The independent registered public accountants and the Audit Committee of the Board of Directors (the "Board") of the Company have been advised of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal controls; any material weaknesses in internal controls have been identified for the accountants; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

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     Section 2.08 No Undisclosed Liabilities. The Company has no liabilities
(whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due or asserted or unasserted), except (a) liabilities provided for on the face of the Financial Statements, (b) liabilities (including accounts payable) incurred since December 31, 2003 (the "Audited Balance Sheet Date") in the ordinary course of business consistent with past practice that are no greater than $100,000 and (c) such other liabilities which are no more than $100,000 individually or $250,000 in the aggregate. The Company knows of no basis for the assertion against the Company of any liabilities not adequately reflected or reserved against in the Financial Statements.

     Section 2.09 Events Subsequent to the Audited Balance Sheet Date. Since the Audited Balance Sheet Date and except as herein expressly disclosed in the Company's Prospectus filed on December 8, 2004 pursuant to Rule 424(b)(3) under the Securities Act or most recent 8-K or except as set forth on Schedule 2.09:

     (a) there has been no Material Adverse Change nor, to the Company's knowledge, has any event occurred which could reasonably be expected to result in any Material Adverse Change;

     (b) there has not been any payment of, setting of a record date for, or declaration, setting aside or authorizing the payment of, any dividend or other distribution in respect of any shares of capital stock of the Company or any purchase, repurchase, retirement, redemption or other acquisition by the Company, of any of the outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

     (c) except as shown in Schedule 2.05 or made pursuant to the Company's Stock Plan, there has not been any transfer, issue, sale or other disposition by the Company of any shares of capital stock or other securities of the Company or any grant of options, warrants, calls or other rights to purchase or otherwise acquire shares of such capital stock or such other securities;

     (d) the Company has not materially increased the compensation payable or to become payable, or awarded or paid any bonuses to employees, officers, directors, consultants, advisors, agents, shareholders or representatives of the Company nor has the Company either entered into any employment, deferred compensation, severance or similar agreements (nor amended any such agreement) or agreed to materially increase the compensation payable or to become payable by it to any of the Company's employees, officers, directors, consultants, independent contractors, advisors, agents, shareholders or representatives or agreed to materially increase the coverage or benefits available under any severance pay, deferred compensation, bonus or other incentive compensation, pension or other employee benefit plan, payment or arrangement made to, for or with such employees, officers, directors, consultants, independent contractors, advisors, agents, shareholders or representatives, other than in the ordinary course of business consistent with past practice and with the Company's operating expense budget (a correct and complete copy of which has been provided to the Purchaser);

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     (e) the Company has not made any loans, advances, guarantees or capital contributions to, or investments in, any Person, or acquired any assets or securities of any Person other than ordinary advances for expenses incurred in the ordinary course of business;

     (f) there has not been satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business;

     (g) there has not been any termination or material change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

     (h) there has not been any resignation or termination of employment of any officers or directors of the Company;

     (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property or assets of the Company;

     (j) the Company has not mortgaged, pledged or subjected to any Lien or encumbrance any of its assets, acquired any assets, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with the Company's past practice or Liens for taxes not yet due or payable;

     (k) the Company has not canceled or compromised any debt or claim, or amended, canceled, terminated, relinquished, waived or released any contract or right or settled any claim except in the ordinary course of business consistent with past practice, and which, individually or in the aggregate, has not resulted, and could not reasonably be expected to result, in a Material Adverse Change;

     (l) the Company has not made, or entered into any binding commitment to make, any capital expenditures or capital additions or betterments in excess of $2,000,000 in the aggregate;

     (m) the Company has not incurred any debts, obligations or liabilities, whether due or to become due, except current liabilities incurred in the usual and ordinary course of business, except liabilities less than $250,000 in the aggregate;

     (n) the Company has not entered into any material transaction except for the Transaction Documents;

     (o) the Company has not encountered, or been threatened with, any labor disputes, strikes, slowdowns, work stoppages or labor union organizing activities;

     (p) the Company has not made any change in the Company's accounting principles, methods or practices or depreciation or amortization policies or rates theretofore adopted;

     (q) the Company has not disclosed to any Person any trade secrets or confidential information, except for disclosures made to Persons subject to valid and enforceable confidentiality agreements or as required by applicable law;

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     (r) the Company has not suffered or experienced any change in the relationship or course of dealings between the Company and any of its suppliers or customers which supply goods or services to the Company or purchase goods or services from the Company, which has resulted in, or could reasonably be expected to result in, a Material Adverse Change;

     (s) the Company has not made any payment to, or received any payment from, or made or received any investment in, or entered into any transaction or series of related transactions (including the purchase, sale, exchange or lease of assets, property or services, or the making of a loan or guarantee) with any Affiliate or any members of their immediate families or any legal entity controlled by either one of them; and

     (t) the Company has not entered into any agreement or commitment to do any of the foregoing.

     Section 2.10 Litigation; Compliance with Law.

     (a) Except as set forth in Schedule 2.10, there is no (i) action, suit, claim, proceeding or investigation pending or, to the Company's knowledge, threatened, against or affecting the Company or its properties or assets, at law or in equity, or before or by any federal, state, municipal or other governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding pending or, to the Company's knowledge, threatened, against or affecting the Company or its properties or assets or (iii) governmental inquiry pending or, to the Company's knowledge, threatened, against or affecting the Company or its properties or assets, and to the Company's knowledge, there is no basis for any of the foregoing. The Company is not in default with respect to any order, writ, judgment, injunction or decree known to or served upon the Company of any court or of any federal, state, municipal or other governmental body, department, commission, board, bureau, agency or instrumentality, domestic or foreign. There is no action, suit, proceeding or investigation by the Company pending, threatened or contemplated against others.

     (b) The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business, prospects, financial condition, operations, property or affairs. The Company has complied, in all material respects, with all laws, rules, regulations and orders applicable to its business, operations, properties, assets, products and services, the Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted and as proposed to be conducted and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, whether federal, state, county or local, which would prohibit or restrict the Company from, or otherwise adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business or in which it proposes to conduct business.

     Section 2.11 Proprietary Information of Third Parties. No third party has claimed or, to the Company's knowledge, has reason to claim, that any Person employed or retained by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of an employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated. Neither the execution or delivery of this Agreement or any of the other Transaction Documents, nor the conduct or proposed conduct of the Company's business, nor the participation of any of the Company's officers, directors or employees in the conduct of the Company's business, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any material contract, covenant or instrument under which any such Person is obligated to a third party.

     Section 2.12 Intellectual Property. Except as set forth in Schedule 2.12, the Company owns, or possesses adequate rights to use, all patents and patent rights, seismic data, well log data, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, concepts and all pending applications for and registrations of patents, trademarks, service marks and copyrights (together, "Intellectual Property") used in its business as currently, or as currently proposed to be, conducted. No consent of any Person is required for the Company's interest in such Intellectual Property to continue to be enforceable by the Company following the transactions contemplated the Transaction Documents. The Company's use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not infringe upon any rights any other Person owns or holds.

     Section 2.13 Real Property. Except for interests in Oil and Gas Properties and incidental real property interests held in connection with its oil and gas operations, the Company owns no real property.

     Section 2.14 Assets (other than Oil and Gas Properties). The Company has good, legal and marketable title to all of its personal property and assets, in each case free and clear of all Liens other than Permitted Encumbrances. With respect to the personal property and assets that the Company leases (each as amended, supplemented or modified to date a "Personal Property and Capital Lease," and collectively, the "Personal Property and Capital Leases") (a) the Company is in compliance with such Personal Property and Capital Leases in all material respects, (b) each Personal Property and Capital Lease is enforceable in accordance with its terms and (c) except with respect to the rights of the lessors thereunder, the Company holds a valid leasehold interest free and clear of any Liens. Each Personal Property and Capital Lease is a valid and subsisting agreement, duly authorized and entered into and enforceable in accordance with its terms, and there is no default under any Personal Property and Capital Lease by the Company or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property and Capital Leases. All items of personal property and assets owned or leased by the Company are in good operating condition, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, are adequate and sufficient for the Company's business, and conform in all material respects with all applicable laws.

     Section 2.15 Insurance. Schedule 2.15 hereto sets forth a list of each insurance policy (specifying the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium (current and for each of the last three years)) maintained by the Company relating to its properties, assets, business or personnel. The Company has not received any notice or communication, either oral or written (a) regarding the actual or possible cancellation or invalidation of any of such policies or regarding any actual or possible adjustment in the amount of premiums payable with respect to any of said policies, (b) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of such policies, (c) that the Company will be unable to renew its existing insurance coverage as and when the same shall expire or (d) that the issuer of any such policies may be unwilling or unable to perform any of its obligations thereunder. There is no pending claim under any of the Company's insurance policies, and, to the Company's knowledge, no event has occurred or condition or circumstance exists that might (with or without notice or lapse of time) directly or indirectly give rise to, or serve as a basis for, any such claim. The Company has notified its insurers of all claims it may have under its insurance policies on a timely basis. To its knowledge, the Company is not in default with respect to any provision contained in any insurance policy, and the Company has not failed to give any notice or present any presently existing claims under any insurance policy in due and timely fashion.

     Section 2.16 Taxes. The Company has accurately and timely filed all federal, state, county and local tax returns and reports required to be filed by it within the applicable period, and the Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable. Such returns and reports are true and correct in all material respects. The Company has established adequate reserves on the Financial Statements for all taxes accrued but not yet payable with respect to the periods covered by such Financial Statements. All material tax elections of any type that the Company has made as of the date hereof are set forth in the Financial Statements. The Company's federal income tax returns have never been audited by the Internal Revenue Service. No claim or deficiency assessment with respect to or proposed adjustment of the Company's federal, state, county or local taxes is currently assessed or pending or, to the Company's knowledge, threatened, and there is no basis for any such claim, assessment or adjustment. There is no tax Lien (other than for current taxes not yet due and payable), whether imposed by any federal, state, county or local taxing authority, outstanding against the Company's assets, properties or business. The Company has not executed any waiver of the statute of limitations on the assessment or collection of any tax or governmental charge. The Company is not a party to any agreement relating to the sharing, allocation or indemnification of taxes. Neither the Company nor any of its present or former shareholders has ever made an election pursuant to Section 1362 or Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), that the Company be taxed as a Subchapter S corporation or a collapsible corporation or any other election pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would result in a Material Adverse Change. Except as set forth on Schedule 2.16, the Company's net operating losses for federal income tax purposes as set forth in the Financial Statements are not subject to any limitations imposed by Section 382 of the Code and the full amount of such net operating losses are available to offset the Company's taxable income for the current fiscal year and, to the extent not so used, succeeding fiscal years. Except as set forth on Schedule 2.16, consummation of the transactions contemplated by the Transaction Documents or by any other agreement, understanding or commitment (contingent or otherwise) to which the Company is a party or by which it is otherwise bound will not have the effect of limiting the Company's ability to use such net operating losses in full to offset such taxable income. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Company has properly charged, collected and paid all applicable severance, sales, use and other similar taxes.

     Section 2.17 Agreements. Except with respect to the Transaction Documents and the contracts set forth on Schedule 2.17, the Company is not a party to or otherwise bound by any written or oral agreement, instrument, commitment or restriction the terms of which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change.

     (b) The Company and, to the Company's knowledge, each other party thereto:
(i) has performed in all material respects all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance) and (ii) has received no notice of default and are not in default (or, with due notice or lapse of time or both, would be in default) under any agreement listed on Schedule 2.17. The Company has no present expectation or intention of terminating or not fully performing any of its obligations under any agreement listed on Schedule 2.17 and the Company has no knowledge of any breach or anticipated breach by the other party thereof. The Company is in full compliance with all of the terms and provisions of its Charter and Bylaws.

     (c) No previous or current party to any agreement listed in Schedule 2.17 has given written notice to the Company of, or made any claim with respect to, a desire or intention to exercise any optional termination, cancellation or acceleration right thereunder, and the Company has no knowledge of any notice of, or claim with respect to, any such desire or intention. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of each of the agreements listed in Schedule 2.17, together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder. Each of these agreements is valid and enforceable against the Company in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors' rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification and contribution contained therein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

     Section 2.18 Loans and Advances. The Company does not have any outstanding loans or advances to any Person and is not obligated to make any such loans or advances, except, in each case, for ordinary course advances to employees of the Company in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for the Company.

     Section 2.19 Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for any indebtedness of any other Person (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in such Person, or to otherwise assure any creditor of such Person against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

     Section 2.20 Offering of the Securities. Assuming, with respect to the Securities, the accuracy of the Purchaser's representations and warranties set forth in Article III, the Company has complied with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities and the H Securities. Neither the Company nor any Person acting on its behalf has taken any other action (including any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Securities and the H Securities under the Securities Act or the rules and regulations of the Commission promulgated thereunder), in either case so as to subject the offering, issuance or sale of the Securities and the H Securities to the registration provisions of the Securities Act. Neither the Company nor any Person acting on its behalf has offered the Securities and the H Securities to any Person by means of general or public solicitation or general or public advertising, such as by newspaper or magazine advertisements, by broadcast media, or at any seminar or meeting whose attendees were solicited by such means.

     Section 2.21 Brokers; Financial Advisors. Other than Intermarket Management LLC, Southwest Securities, Inc. and Petrie Parkman & Co. who shall be paid fees of no more than $500,000 each for which the Company is solely responsible at closing, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company, directly or indirectly, in connection with the transactions contemplated by the Transaction Documents, and no Person is entitled to any fee or commission or like payment from the Company in respect thereof based in any way on agreements, arrangements or understandings made by or on the Company's behalf.

     Section 2.22 Transactions With Affiliates. Except as set forth in Schedule
2.22 or in the Company SEC Documents, no employee, officer, director, independent contractor, consultant, advisor, agent, shareholder or representative of the Company, or member of the family of any such Person, or any corporation, limited liability company, partnership, trust or other entity in which any such Person, or any member of the family of any such Person, is an officer, director, trustee, partner or holder of more than 5% of the outstanding equity interests thereof, is a party to, or during the past 36 months has been a party to, any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to any such Person, other than employment-at-will arrangements in the ordinary course of business. None of the Persons described in this Section 2.22 has any direct or indirect ownership interest in any Person that the Company is an Affiliate of or with which the Company has a business relationship, or any Person that competes with the Company.

     Section 2.23 Employees. Except as set forth in Schedule 2.23, to the Company's knowledge, no executive, key employee or independent contractor and no group of the Company's executives, key employees or independent contractors has any plans to terminate his, her or its employment or relationship as an employee or independent contractor with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has not committed any unfair labor practice (as determined under any law). The Company has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Company's employees.

     Section 2.24 Environmental and Safety Laws. The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise except in compliance with all Environmental Laws. The Company, the operation of its business, and any real property that the Company owns, leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances and no amounts are presently required to comply with any such applicable Environmental Laws. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or occupation of the Premises or the conduct of its operations, and the Company is not aware of any basis therefor. The Company has obtained and is maintaining in full force and effect all permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises) and is in compliance with all such permits, licenses and approvals. Except as permitted by all Environmental Laws, the Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the Company's knowledge, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. The term "Environmental Laws" means any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. The term "Hazardous Substances" includes oil, gas and other hydrocarbons, asbestos, polychlorinated biphenyls, urea formaldehyde and any materials classified as hazardous or toxic under any Environmental Laws.

     Section 2.25 Employee Benefits. Except as set forth in Schedule 2.25, the Company does not have in effect any employment agreements, consulting agreements with individuals, deferred compensation, incentive compensation, stock option or other equity-based stock awards, pension, or retirement welfare benefit (including group insurance) plans or agreements whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral, other than oral at-will employment agreements ("Plans"). All Plans, to the extent subject to ERISA, are in compliance with ERISA, the Code and all other applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination or opinion letter from the Internal Revenue Service and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. There is no pending or, to the Company's knowledge, threatened litigation relating to the Plans. Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. No Pension Plan of the Company or any ERISA Affiliate (as defined below) is, nor has any Pension Plan of the Company or any ERISA Affiliate ever been, subject to Title IV of ERISA or Section 412 of the Code. Neither the Company, any of its Affiliates nor an entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has contributed to a "multi-employer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980. All contributions required to be made under the terms of any Plan have been timely made or have been reflected on the Financial Statements. No ERISA Affiliate maintains or has ever maintained any "employee benefit plan" as that term is defined in Section 3(3) of ERISA or any other employee benefit policy, arrangement or the like which could result in any liability of the Company.

     Section 2.26 Illegal or Unauthorized Payments; Political Contributions. Neither the Company nor, to the Company's knowledge, any of the Company's employees, officers, directors, consultants, advisors, agents, shareholders or representatives has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, in contravention of applicable law: (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of the Company's funds.

     Section 2.27 Pending Changes. To the Company's knowledge, there is no pending or threatened change in any law, rule, regulation or order applicable to its business, operations, properties, assets, products and services which is likely to result in a Material Adverse Change.

     Section 2.28 Investment Company Act. The Company is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 2.29 Registration Rights. Except as described in Schedule 2.29 and except for the rights granted to the Purchaser under the Shareholders Rights Agreement, no Person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement, including piggyback registration rights.

     Section 2.30 Books and Records. The Company's books of account, ledgers, order books, records and documents accurately and completely reflect in accordance with usual and customary prudent business practices all material information relating to the Company's business, the location and collection of the Company's assets and the nature of all transactions giving rise to the Company's obligations and accounts receivable. The Company has previously delivered or made available to the Purchaser and its counsel complete and correct copies of the Charter and Bylaws and all amendments thereto, as in effect at the time of the Closing and all minutes and consents reflecting meetings and actions taken by the Board and its shareholders. Such minutes and consents constitute complete and accurate records of all meetings and consents in lieu of meetings of the Board and its committees, or body performing a similar function and holders of its securities since its date of incorporation or formation.

     Section 2.31 Related Party Transactions. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by Company to or for the benefit of any of the officers or directors of the Company or their respective family members; and the Company has not, in violation of the Sarbanes-Oxley Act of 2002, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

     Section 2.32 Disclosure. The Company has disclosed to the Purchaser all facts material to the Company's business, operations, assets, liabilities, prospects, properties, condition (financial or otherwise) and results of operations. Neither this Agreement, nor any Schedule or Exhibit to this Agreement, nor any other statements, documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made. None of the statements, documents, certificates or other items prepared or supplied by the Company with respect to the transactions contemplated hereby contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made. There is no fact which the Company has not disclosed to the Purchaser and its counsel in writing and of which the Company is aware which has resulted in, or could result in, a Material Adverse Change.

     Section 2.33 Oil and Gas Properties. The Company has good and defensible title to all of the oil, gas and other mineral properties owned, or otherwise held in the name of, the Company or its affiliates (collectively, the "Oil and Gas Properties"), free and clear of all Liens and defects other than Permitted Encumbrances and other than as disclosed in Schedule 2.33. All proceeds from the sale of the Company's share of the hydrocarbons being produced from its oil and gas properties are currently being paid in full to such party by the purchasers thereof on a timely basis and none of such proceeds are currently being held in suspense by such purchaser or any other party other than in immaterial amounts.

     Section 2.34 Marketing of Production. Except for contracts listed on
Schedule 2.33 (with respect to all of which contracts the Company represents that it or its affiliates are receiving a price for all production sold thereunder which is computed in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject property's delivery capacity), there exist no material agreements for the sale of production from the leasehold and other interests in the Oil and Gas Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (i) agreements or arrangements pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located and (ii) agreements or arrangements that are cancelable on 90 days notice or less without penalty or detriment.

     Section 2.35 Plugging and Abandonment Obligations. Except for wells which will be plugged and abandoned by the Company in due course over the six month time period following the date of this Agreement with an aggregate net plugging liability not to exceed $250,000, there are no wells located on the Oil and Gas Properties that (a) Company is currently obligated by law or contract to currently plug and abandon; (b) are subject to exceptions to a requirement to plug and abandon issued by a governmental body or (c) to Company's knowledge, have been plugged and abandoned, but have not been plugged in accordance in all material respects with all applicable requirements of any governmental body.

     Section 2.36 Reserve Reports. The information underlying the estimates of the Company's proved reserves that was supplied to Pressler & Associates (the "Reservoir Engineer") for the purposes of preparing the reserve reports and estimates of the proved reserves of the Company disclosed to the Purchaser, including, production, costs of operation, and, to the Company's knowledge, future operations and sales of production, was true and correct in all material respects on the dates such information was provided, and such information was supplied and was prepared in accordance with customary industry practices; other than normal production of the reserves, product price fluctuations, and fluctuations of demand for such products, and except as disclosed on Schedule 2.36, the Company is not aware of any facts or circumstances that would result in a materially adverse change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom as disclosed to the Purchaser and as reflected in the reserve reports the Reservoir Engineer prepared; the estimates of such reserves and present value as disclosed to the Purchaser and reflected in the reserve report referenced therein have been prepared in a manner that complies with the applicable requirements of the rules under the Securities Act. The Reservoir Engineer is an independent petroleum engineer with respect to the Company.

     Section 2.37 Construction. Where applicable in this Article II, references to the "Company" shall be deemed to include the Subsidiaries.


                                  ARTICLE III.

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

     Section 3.01 Representations and Warranties of the Purchaser. Purchaser represents and warrants to the Company that, as of the Closing:

     (a) it is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act;

     (b) it has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company and it is able financially to bear the risks thereof;

     (c) it has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the G Shares to be purchased by Purchaser under this Agreement. Purchaser further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the G Shares and to obtain additional information necessary to verify any information furnished to the Purchaser or to which Purchaser had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Article II;

     (d) the Securities being purchased by it are being acquired for its own account for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act; provided, however, that in connection with the transactions contemplated hereby Purchaser may transfer up to 2,200 G Shares to certain individuals so long as they are "accredited investors" under Rule 501 of Regulation D under the Securities Act (the "Permitted Transfers");

     (e) it understands that (i) the Securities have not been registered under the Securities Act because of their issuance in a transaction exempt from the registration requirements of the Securities Act, (ii) the Securities must be held indefinitely (subject, however, to the Company's obligation to redeem the Securities in accordance with the terms thereof, and to the Company's obligation to effect the registration of registrable securities in accordance with the Shareholders Rights Agreement) unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, and
(iii) the Securities will bear the legends to such effect set forth in Section 3.02; and

     (f) This Agreement and the Shareholders Rights Agreement constitute Purchaser's valid and legally binding obligations, enforceable in accordance with their terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Purchaser represents that it has full power and authority to enter into this Agreement and the Shareholders Rights Agreement.

     Section 3.02 Certain Covenants of the Purchaser.

     (a) Without in any way limiting the representations set forth in Section 3.01, Purchaser agrees not to make any disposition of all or any portion of its Securities unless and until:

     (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

     (ii) Purchaser has notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of the Company, if requested by the Company in the case of clause (ii), an opinion of counsel if required under
Section 3.02(c).

     (b) Accordingly, Purchaser acknowledges that the certificates evidencing the Securities will bear the following legend:


          THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT
          TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE
          AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) IN
          FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT
          ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.


     (c) The legend set forth above shall be removed by the Company from any certificate evidencing Securities, and the Company shall issue a certificate without such legend to the holder thereof, if requested, upon delivery to the Company of an opinion by counsel (which may be counsel for the Company) that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the G Shares. Notwithstanding the provisions of this Section 3.02(c), no such opinion of counsel shall be required by the Company for (i) transactions made pursuant to Rule 144 or Rule 144A under the Securities Act except as required by the transfer agent or (ii) any Permitted Transfer or transfer of Securities by Purchaser to a Permitted Transferee; provided, however, that in each of the foregoing cases, the transferee agrees in writing to be subject to the terms of this Article III to the same extent as if the transferee were an original Purchaser hereunder; and provided, further, that except as required by the transfer agent, no opinion from counsel shall be required for any dispositions pursuant to Rule 144(k) under the Securities Act or any removal of the legend because the Securities may be sold under Rule 144(k).


                                  ARTICLE IV.

         CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND THE COMPANY

     Section 4.01 Conditions to the Purchaser's Obligations at the Closing. Purchaser's obligation to purchase and pay for the G Shares being purchased by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser:

     (a) Opinion of Company's Counsel. Purchaser shall have received from Jackson Walker L.L.P., counsel for the Company, an opinion dated the Closing Date, in form and scope satisfactory to Purchaser, in substantially the form set forth in Exhibit C.

     (b) Representations and Warranties to be True and Correct. The representations and warranties of the Company under this Agreement shall be true, complete and correct at and as of the Closing in all material respects.

     (c) Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing Date.

     (d) All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

     (e) Approvals. The Company shall have obtained any and all consents, waivers, registrations, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other Person required for the valid execution of the Transaction Documents and for the consummation of the transactions contemplated hereby and thereby.

     (f) No Injunction. No governmental body or any other Person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby or under any of the other Transaction Documents, nor, shall any such order, injunction, judgment, decree, ruling or assessment be pending or, to the Company's knowledge, threatened.

     (g) Shareholders Rights Agreement. The Company shall have executed and delivered the Shareholders Rights Agreement in the form of Exhibit D.

     (h) Statements of Resolution. Confirmation shall have been received that the G Statement and the H Statement has been duly filed with and accepted by the Secretary of State of the State of Texas.

     (i) Director Indemnity Agreements. Company shall have executed and delivered Director Indemnity Agreements for its directors as of the Closing in the form of Exhibit E.

     (j) Irrevocable Proxy and Share Transfer Restriction Agreement. J. Virgil Waggoner shall have executed and delivered an Irrevocable Proxy in the form of Exhibit F, and the Company and J. Virgil Waggoner shall have executed and delivered a Share Transfer Restriction Agreement in the form of Exhibit G.

     (k) Election of Directors. The number of directors constituting the entire Board shall have been fixed at five and each of B. James Ford, Skardon F. Baker,
J. Virgil Waggoner, Allan D. Keel and John Loehr shall have been elected as a director and shall hold such position effective as of the Closing.

     (l) Resignation of Officers and Directors. John Loehr (as an officer) and certain directors (other than J. Virgil Waggoner and John Loehr) of the Company shall have executed and delivered resignation letters resigning from any position held with the Company or any of its subsidiaries, effective as of the Closing.

     (m) Employment Agreements. The Company shall have executed and delivered an Employment Agreement for Allan D. Keel and Joe Grady in the form(s) attached hereto as Exhibit H.

     (n) Equity Compensation Plan. The Company shall have adopted an equity compensation plan for the Company's management acceptable to Purchaser.

     (o) Preemptive Rights. All shareholders of the Company having any preemptive, first refusal or other rights with respect to the issuance of the G Shares (other than those contemplated by the Transaction Documents) shall have irrevocably waived the same in writing.

     (p) Consents of Holders of the Series A Preferred Stock and Cumulative Convertible Preferred Stock, Series E. The Company shall have received the requisite number of written consents from the holders of the Series A Preferred Stock and Cumulative Convertible Preferred Stock, Series E, consenting to the amendments to GulfWest Oil & Gas's charter and the Company's Charter, respectively, referred to in (q) below.

     (q) Amendments to the Company's Charter. The Company shall have received confirmation from the Texas Secretary of State that the Certificates of Amendment to the Company's Charter and Gulfwest Oil & Gas's Charter, substantially in the forms of Exhibit I, amending the terms of the Series A Preferred Stock and the Company's Cumulative Convertible Preferred Stock, Series E (collectively, the "Amendments"), respectively, have been duly filed with and accepted by the Texas Secretary of State.

     (r) Expenses. The Company shall have paid the fees and expenses of the Purchaser, including the fees and disbursements of the Purchaser's counsel invoiced at the Closing, in accordance with Section 6.01.

     (s) Supporting Documents. Purchaser and its counsel shall have received copies of the following documents:

     (i)(A) the Charter, certified as of a recent date by the Secretary of State of Texas, and (B) a certificate of said Secretary dated as of a recent date as to the Company's due incorporation and listing all documents of the Company on file with said Secretary and a certificate of the Comptroller of the State of Texas as to the good standing and the Company's payment of all franchise taxes;

     (ii) a certificate of the Company's Secretary dated the Closing Date, certifying: (A) that attached thereto is a true, correct and complete copy of the Bylaws as in effect on the date of such certification and that no amendments or modifications to such Bylaws have been authorized; (B) that attached thereto is a true, correct and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of each of the Transaction Documents (other than the Certificate of Incorporation), the issuance, sale and delivery of the G Shares and the H Shares, and that all such resolutions are in full force and effect, have not been amended, modified or rescinded and are the only resolutions adopted in connection with the transactions contemplated by the Transaction Documents; (C) that the Charter has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(A) above (except for the filing of the Statements of Resolution for the G Shares and the H Shares); and (D) to the incumbency and specimen signature of each officer of the Company executing any of the Transaction Documents, the stock certificates representing the G Shares and the H Shares and any certificate or instrument furnished pursuant thereto, and a certification by another authorized officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii);

     (iii) a certificate, executed by an officer of the Company, dated the Closing Date, certifying to the fulfillment of the specific conditions set forth in Section 4.01(b) and (c) hereto and to the fulfillment of all of the conditions in this Article IV in general; and

     (iv) such additional supporting documents and other information with respect to the Company's operations and affairs as the Purchaser reasonably may request. All such documents shall be satisfactory in form and substance to the Purchaser.

     (t) Dividends. All accrued and unpaid dividends owing with respect to the Series A Preferred Stock and the Company's Series D, E and F Preferred Stock must have been paid.

     Section 4.02 Conditions to the Company's Obligations at the Closing. The Company's obligation to sell and issue the G Shares being sold and issued by it on each Closing Date is, at its option, subject to the satisfaction, on or before such Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

     (a) Representations and Warranties to be True and Correct. The representations and warranties of Purchaser contained in Article III shall be true, complete and correct at and as of the Closing in all material respects.

     (b) Shareholders Rights Agreement. Purchaser shall have executed and delivered the Shareholders Rights Agreement.

     (c) Approvals. Purchaser shall have obtained any and all consents, waivers, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other Person required for the valid execution of this Agreement and the Shareholder Agreement and for the consummation of the transactions contemplated hereby and thereby.

     (d) No Injunction. No governmental body or any other Person shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor, to the Company's knowledge, shall any such order, injunction, judgment, decree, ruling or assessment be threatened or pending.

     (e) Purchase Price Paid. Subject to Section 6.01, Purchaser shall have paid the purchase price for the G Shares to the Company as set forth in Section 1.01.

     (f) Dividends. All accrued and unpaid dividends owing with respect to the Series A Preferred Stock and the Company's Series D, E and F Preferred Stock must have been paid.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY

     The Company covenants and agrees with the Purchasers that:

     Section 5.01 Use of Proceeds. The Company shall use the proceeds from the sale of the G Shares to pay the debts and obligations set forth on Schedule 5.01 hereto, and to the extent any such proceeds remain after such repayment, for acquisitions, drilling opportunities and general corporate purposes.

     Section 5.02 Indemnity.

     (a) The Company agrees to indemnify, defend and hold harmless Purchaser (and its partners (and each officer and director thereof), directors, managers, officers, members, shareholders, employees, Affiliates, agents and permitted assigns) (collectively, "Indemnified Parties") from and against any and all losses, claims, liabilities, damages, deficiencies, diminution in value, costs or expenses (including interest, penalties, reasonable attorneys' fees, disbursements and related charges and any costs or expenses that an Indemnified Party incurs to enforce its right to indemnification) (collectively, "Losses") based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representations, warranties, covenants or agreements of the Company contained in this Agreement or any of the other Transaction Documents (including any Losses arising as a result of consummation of the transactions contemplated hereby under the Lease Agreement between GAR Associates IX, L.L.C. c/o Oak Leaf Management and GulfWest Energy Inc. commencing December 1, 2001, as amended by the First Amendment to Lease dated May 30, 2002).

     (b) The provisions of this Section 5.02 shall not limit or impair any right or remedy arising from breach of this Agreement or any of the other Transaction Documents, including (i) the adjustment to the Conversion Price (as defined in the G Statement) for the G Shares if an Indemnified Party suffers Losses of $3,000,000 or less in the aggregate, or (ii) the obligation of the Company to redeem the G Shares upon the request of the holders thereof in the event of (a) a material breach of the G Statement or (b) an Indemnified Party suffers Losses in excess of $3,000,000 in the aggregate based upon, arising out of or otherwise in respect of a breach of a covenant, representation or warranty of the Company under the Subscription Agreement or Shareholders Rights Agreement. The Company hereby agrees that any adjustment to the Conversion Price pursuant to Section 5(e) of the G Statement should be treated as an adjustment to purchase price, upon receipt of non-taxable damages by Purchaser, for all federal, state and local income tax purposes, and Company will file any and all applicable tax returns in a manner consistent therewith. Notwithstanding the foregoing, to the extent the consideration transferred under clauses (i) or (ii) is equal to the Indemnified Party's Losses, no further Losses may be claimed hereunder.

     (c) In addition to any other remedy provided by law, injunctive relief may be obtained to enjoin the breach, or threatened breach, of any provision of this Agreement and each party shall be entitled to specific performance by the others of their obligations hereunder and thereunder. All remedies, either under this Agreement, by law or as may otherwise be afforded to the Purchaser or the Company, as the case may be, shall be cumulative.

     (d) THE INDEMNIFICATION PROVIDED IN THIS SECTION 5.02 WILL BE APPLICABLE WHETHER OR NOT THE SOLE, JOINT, OR CONTRIBUTORY NEGLIGENCE OF AN INDEMNIFIED PARTY PRIOR TO CLOSING OR IN CONNECTION WITH ASCERTAINING WHETHER IT HAS RIGHTS HEREUNDER IS ALLEGED OR PROVEN. THE PARTIES AGREE THE PRECEDING SENTENCE IS COMMERCIALLY CONSPICUOUS. Each Indemnified Party's rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party's consummation of the transactions contemplated hereby and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees or representatives or at any time (regardless of whether notice of such knowledge has been given to the Company), whether before or after the date of this Agreement or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

     (e) If an Indemnified Party seeks indemnification hereunder, the Indemnified Party shall notify the Company by providing a written description of the claim and the amount of Losses asserted. Thereafter, the Company shall appoint a committee consisting one current director of the Company and two former directors (the "Committee") to investigate the claim. The Committee shall be responsible for resolution of the dispute with the Indemnified Party pursuant to the procedures set forth in Section 6.07.

                                  ARTICLE VI.

                                  MISCELLANEOUS

     Section 6.01 Expenses. At the Closing, the Company shall reimburse Purchaser for all fees and expenses incurred by Purchaser in connection with the transactions contemplated hereby, including the fees and disbursements of Purchaser's accountants, advisors, petroleum engineers and counsel. The Company agrees that the fees and expenses incurred by the Purchaser through the Closing Date in connection with the transactions contemplated hereby may be paid directly by Purchaser to the attorneys for Purchaser and deducted from the purchase price payable at the Closing by Purchaser. The Company further agrees to reimburse Purchaser on demand for such Purchaser's reasonable out-of-pocket expenses incurred in connection with any amendment to, or waiver or enforcement of, this Agreement or the other Transaction Documents. The Company shall also pay all stamp and other taxes and duties levied in connection with the issuance of the G Shares and the Common Shares.

     Section 6.02 Survival of Agreements. All covenants, agreements, representations and warranties made in any of the Transaction Documents or any certificate or instrument delivered to the Purchaser pursuant to or in connection with any of the Transaction Documents shall survive the execution and delivery of all of the Transaction Documents, the issuance, sale and delivery of the G Shares, and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder or in connection herewith or therewith shall be deemed to constitute representations and warranties made by the Company.

     Section 6.03 Brokerage. Each party hereto will indemnify and hold harmless the others against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

     Section 6.04 Parties in Interest. All representations, warranties, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of Securities. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement except as provided below and except with respect to any Indemnified Parties under Section 5.02. The provisions of this Agreement which are for the benefit of the Purchaser as purchaser or holder of Securities are also for the benefit of and enforceable by any subsequent holder of such G Shares who acquires at least 8,000 G Shares or receives Securities such that it would hold at least 5,000,000 shares of Common Stock on an as-converted basis to the same extent they would have been enforceable by the Purchaser, and upon any permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires; provided, however, that such assignee executes a joinder agreement in the form of Exhibit J pursuant to which it agrees to be bound by the provisions of this Agreement in the same capacity as Purchaser hereunder.

     Section 6.05 Specific Performance. Each Party hereto acknowledges and agrees that the other parties hereto would be irreparably damaged if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party hereto agrees that the other parties hereto will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to specifically enforce this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties in the matter, subject to Section 6.07 and Section 6.09, in addition to any other remedy to which they may be entitled, at law or in equity.

     Section 6.06 Further Assurances. The Company and the Purchaser each agree to take such actions and execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

     Section 6.07 Arbitration. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement or in any way relating to the subject matter of this Agreement or the relationship between the parties hereto created by this Agreement, involving the parties hereto or their respective representatives (collectively, "Disputes") even though all or some of the Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort or otherwise, at law or in equity, under state, provincial or federal law, for damages or any other relief will be resolved as follows: first, representatives of the Company and the Purchaser will meet to attempt to resolve such Dispute; provided that the foregoing shall not preclude equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes; and provided further that resolution of Disputes with respect to claims by third Persons will be deferred until any judicial proceedings with respect thereto are concluded. If the Dispute cannot be resolved by agreement of the parties hereto, any party may at any time make a written demand for binding arbitration of the Dispute in accordance with this Section. Subject to the provisions of this Section 6.07, the Purchaser and the Company will agree upon the rules of the arbitration prior to the arbitration and based upon the nature of the Dispute; provided that to the extent that the parties hereto cannot agree on the rules of the arbitration, then the Commercial Arbitration Rules of the American Arbitration Association in effect on the date hereof, and except as the applicable rules are modified by this Agreement, will apply. As a minimum set of rules in the arbitration the parties hereto agree as follows:

     (a) To the extent the claims asserted are in excess of $3.0 million, the arbitration will be held before a panel of three arbitrators consisting of one arbitrator selected by the Purchaser, the other selected by the Company, and the third then selected by those two arbitrators (such third arbitrator to be neutral). If agreement cannot be reached on a third arbitrator within 30 days of the need therefor, the Chief Judge of the U.S. District Court for the Southern District of Texas shall appoint an arbitrator. If the claims asserted are less than $3.0 million, the Chief Judge of the U.S. District Court for the Southern District of Texas shall appoint a sole arbitrator. All arbitrators shall be attorneys with at least ten years experience in oil and gas transactions.

     (b) The arbitrator(s) will deliver their decision in writing within 20 days after the termination of the arbitration hearings.

     (c) The non-prevailing party will bear the costs and fees of the arbitration.

     (d) The arbitrator(s) final decision will be in writing but will not specify the basis for their decision, the basis for the damages award or the basis of any other remedy. The arbitrator(s)' decision will be considered as a final and binding resolution of the disagreement, will not be subject to appeal and may be entered as an order in any court of competent jurisdiction in the United States; provided that this Agreement confers no power or authority upon the arbitrator(s) (i) to render any decision that is based on clearly erroneously findings of fact, (ii) that manifestly disregards the law, or (iii) that exceeds the powers of the arbitrator(s), and no such decision will be eligible for confirmation. Each party hereto agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such order. No party will sue the other except for enforcement of the arbitrator(s)' decision if the other party is not performing in accordance with the arbitrator(s)' decision. The provisions of this Agreement will be binding on the arbitrator(s).

     (e) Any arbitration proceeding will be conducted on a confidential basis.

     (f) Any arbitration proceeding shall be held in Houston, Texas.

     (g) Any arbitration proceeding, including discovery, shall be conducted in accordance with the Texas Rules of Civil Procedure and the Texas Rules of Evidence.

     Section 6.08 Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth for such party:

                  If to Purchaser:

                           c/o Oaktree Capital Management, LLC
                           333 South Grand Avenue, 28th Floor
                           Los Angeles, California 90071
                           Attention: B. James Ford
                           Telecopier: (213) 830-6394

                           with a copy to (which does not constitute notice):

                           Akin Gump Strauss Hauer & Feld LLP
                           1111 Louisiana Street, 44th Floor
                           Houston, Texas 77002
                           Phone: (713) 220-5800
                           Fax: (713) 236-0822
                           Attn:  Julien Smythe

                  If to the Company:

                           480 N. Sam Houston Parkway East
                           Suite 300
                           Houston, Texas 77060
                           Phone: (281) 820-1919
                           Fax: (281) 260-8488
                           Attn:  Thomas R. Kaetzer
                           with a copy to (which does not constitute notice):

                           Jackson Walker L.L.P.
                           901 Main Street, Suite 6000
                           Dallas, Texas 75202
                           Phone: (214) 953-6000
                           Fax: (214) 953-5822
                           Attn:    Bradley L. Whitlock

     Any party hereto (and such party's permitted assigns) may change such party's address for receipt of future notices hereunder by giving written notice to the Company and the other parties hereto.

     Section 6.09 Governing Law. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law principles.

     Section 6.10 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the certificates, documents, instruments and writings that are delivered pursuant hereto and each Transaction Document, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

     Section 6.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     Section 6.12 Amendments and Waivers. This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Purchaser. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

     Section 6.13 Successors and Assigns. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

     Section 6.14 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, governmental body or arbitrator not to be enforceable in accordance with its terms, the parties hereto agree that the court, governmental body, or arbitrator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

     Section 6.15 Titles and Subtitles. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

     Section 6.16 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or G Shares of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement will automatically be proportionally adjusted to reflect the effect of such subdivision, combination or stock dividend on the outstanding shares of such class or series of stock.

     Section 6.17 Aggregation of Stock. All shares held or acquired by an Affiliate will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

     Section 6.18 Construction. The parties hereto have jointly participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will also be deemed to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words "include," "includes" and "including" will be deemed to be followed by "without limitation." Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has breached, will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

     Section 6.19 Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them as provided by law or equity.

     Section 6.20 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" means, with respect to any Person, (i) any other Person of which securities or other ownership interests representing more than 10% of the voting interests are, at the time such determination is being made, owned, Controlled or held, directly or indirectly, by such Person, or (ii) any other Person which, at the time such determination is being made, is Controlling, Controlled by or under common Control with, such Person. As used herein, "Control", whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or otherwise.

     "Certificate of Incorporation" is defined in the Shareholders Rights Agreement.

     "Lien" means a mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or otherwise, including any lien for taxes), security interest, preference, participation interest, priority or security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any document under the law of any applicable jurisdiction to evidence any of the foregoing.

     "Merger" means, collectively, the merger of the Company into a Delaware corporation and wholly owned subsidiary of the Company governed by the Certificate of Incorporation.

     "Material Adverse Change" means a material adverse change in the business, operations, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole.

     "New Preferred Stock" is defined in the Shareholders Rights Agreement.

     "Oil and Gas Properties" all of the oil, gas and other mineral properties owned, or otherwise held in the name of, the Company or its affiliates.

     "Permitted Encumbrances" means:

     (i) Third-party consents to assignment of leases and contracts and preferential purchase rights which are customary in the oil and gas business;

     (ii) Liens for taxes or assessments or other governmental charges or levies not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business (which are not applicable to the transactions contemplated in the Transaction Documents);

     (iii) All rights to consent by, required notices to, filings with, or other actions by federal, state, local governmental entities or tribal entities in connection with the sale or conveyance of the Oil and Gas Properties if the same are customarily required in the oil and gas business;

     (iv) Rights of reassignment upon the surrender or expiration of any lease;

     (v) Easements, rights-of-way, servitudes, permits, conditions, covenants, exceptions, reservations, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railway and other easements and rights of way, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

     (vi) Landlord's Liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like liens arising by operation of law in the ordinary course of business consistent with past practice or incident to the exploration, development, construction, operation and maintenance of Oil and Gas Properties consistent with past practice each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate proceedings;

     (vii) Rights reserved to or vested in any municipality or governmental, statutory, public or tribal authority to control or regulate any of the Oil and Gas Properties in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area which do not materially interfere with the ownership, operation or value of the affected property for the purposes of exploration and production of oil and gas;

     (viii) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts containing terms and conditions customary in the industry securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

     (ix) Statutory liens securing the payment of production proceeds to Persons entitled thereto not yet due or if due, being contested in good faith in the ordinary course of business;

     (x) Such other defects or irregularities in the title to the Oil and Gas Properties that would be considered not material by a Person engaged in the business of acquiring, ownership or operation of oil and gas properties in accordance with generally accepted industry standards;

     (xi) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate proceedings;

     (xii) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; and

     (xiii) Those Liens set forth on Schedule 6.20.


     "Permitted Transferee" means as to any Person, (i) any general partner or managing member of such Person or (ii) any partnership, limited partnership, limited liability company, corporation or other entity organized, formed or incorporated and managed or controlled by such Person, its general partner or managing member as a vehicle for purposes of making investments.


     "Person" means an individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity.

     "Shareholders Rights Agreement" means the Shareholders Rights Agreement among the Company and the Purchaser, in the form attached hereto as Exhibit D.

     "Subsidiary" means, as to the Company, any Person of which more than 50% of the outstanding voting power of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly controlled by the Company, or by one or more of its subsidiaries, or by the Company and one or more of its subsidiaries. For the purposes of this Agreement, The Madisonville Project, Ltd. and Elgin Holdings, L.L.C. shall each be deemed a Subsidiary of the Company.

     "Transaction Documents" means this Agreement, the G Statement, the H Statement, the Certificate of Incorporation, the Shareholders Rights Agreement, the Amendments and the Subscription Agreement dated the date hereof pursuant to which Purchaser agreed to purchase 2,000 shares of Series A Preferred Stock.

     Section 6.21 Incorporation of Exhibits, Annexes and Schedules. The exhibits, annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Section 6.22 Assignment. Except as provided in Section 6.04, neither party may assign any rights hereunder except with the prior written consent of the other party hereto.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.


COMPANY:                GULFWEST ENERGY INC.



                        By: /s/ John E. Loehr
                            -----------------
                        Name:   John E. Loehr
                        Title:  CEO




PURCHASER:              OCM GW HOLDINGS, LLC

                        By: OCM Principal Opportunities Fund III, L.P., its
                            managing member

                        By: OCM Principal Opportunities Fund III GP, LLC, its
                            general partner

                        By: Oaktree Capital Management, LLC, its managing member



                        By: /s/ Stephen A. Kaplan
                            -----------------------
                            Name: Stephen A. Kaplan
                            Title: Principal







                      Signature Page Subscription Agreement